Exhibit 10.2

AMENDENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of October 1, 2007, is made between theglobe.com, inc., a Delaware corporation (the “Company”) and Michael S. Egan (“Executive”) and amends certain provisions of the Employment Agreement dated as of August 1, 2003 by and between the Company and Executive.

WHEREAS, because of the Company’s current lack of cash resources and weak financial condition, the Company cannot continue to pay Executive’s minimum guaranteed annual bonus and Executive agrees that the Company is terminating its obligation to do so. Executive’s Employment Agreement is amended as described below.

AMENDENT

Section 5. (a) of the Employment Agreement is hereby amended so as to irrevocably terminate the Company’s obligation to pay a minimum guaranteed annual bonus (the “Guaranteed Bonus”) of $50,000 to Executive. Such termination applies to the guaranteed bonus otherwise earned for fiscal year 2007 (and otherwise payable on December 31, 2007) and guaranteed bonuses otherwise earned and payable for all succeeding fiscal years during the remaining term of the Executive’s Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

theglobe.com, inc.

By:	/s/ Robin Segual Lebowitz
Robin Segual Lebowitz Vice President - Finance

Executive

By:	/s/ Michael S. Egan
Michael S. Egan